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                     THE TURNER CORPORATION






         		 ---------------------------------
                   NOTE PURCHASE AGREEMENT
	          	---------------------------------


                  11.74% Senior Notes due 2001


                  Dated as of December 1, 1994







                      The Turner Corporation
                        375 Hudson Street
                        New York, NY 10014




                     NOTE PURCHASE AGREEMENT

                      As of December 1, 1994


TO THE PURCHASER WHOSE NAME
  APPEARS IN THE ACCEPTANCE
  FORM AT THE END HEREOF

Ladies and Gentlemen:

          THE TURNER CORPORATION, a Delaware corporation (the
"COMPANY"), hereby agrees with you as follows:


     SECTION 1.     ISSUANCE OF NOTES.

          1.1 AUTHORIZATION. The Company has duly authorized the issue and sale of up to $40,000,000 aggregate principal amount of its 11.74% Senior Notes due 2001 (the "NOTES"), each such Note to be substantially in the form of Exhibit A attached hereto. As used herein, the term "NOTES" shall mean all notes originally delivered pursuant to this Agreement and the other agreements referred to in
Section 2.19 and all notes delivered in substitution or exchange for any such note and, where applicable, shall include the singular number and the plural.

          The obligations of the Company under this Agreement and the Notes will be unconditionally guaranteed by Turner Construction Company, a New York corporation and a Wholly-owned Subsidiary of the Company (the "GUARANTOR"), pursuant to a Guaranty Agreement (the "GUARANTY AGREEMENT") in the form of Exhibit B attached hereto.

          1.2 PURCHASE AND SALE OF NOTES; THE CLOSING. Subject to the terms and conditions hereof, the Company hereby agrees to sell to you, and you agree to purchase from the Company, the aggregate principal amount of Notes as set forth opposite your name in
Schedule I attached hereto, at a purchase price equal to 100% of the principal amount of each Note being purchased by you. The closing of such purchase shall be held at 10:00 A.M., New York time, on December 21, 1994 or on such later Business Day as may be

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agreed to by you and the Company (the "CLOSING DATE"), at the
offices of Willkie Farr & Gallagher, 153 East 53rd Street, New
York, NY 10022.

          On the Closing Date, the Company will deliver to you one or more Notes, dated the Closing Date and registered in your name or in the name of one or more of your nominees, in any denominations (in a minimum amount of $1,000,000 and otherwise in integral multiples of $50,000) and in the aggregate principal amount to be purchased by you, all as you may specify by timely notice to the Company (or, in the absence of such notice, one Note registered in your name) in each case against your delivery to the Company of immediately available funds in the amount of the purchase price of such Notes, such delivery to be by wire transfer to the Company's Account No. 06300892 at Morgan Guaranty Trust Company of New York (ABA No. 021000238).

     SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to you as follows:

          2.1  ORGANIZATION, QUALIFICATION, AUTHORIZATION.
A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification, except where the failure to be so qualified individually or in the aggregate would not have a Material Adverse Effect.

          The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all necessary action on the part of the Company. This Agreement is, and the Notes when executed and delivered by the Company will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2.2  BUSINESS, PROPERTIES AND OTHER INFORMATION.  The
Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and has delivered to you copies of the following reports and proxy statement filed with the
Commission:

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
               A. its Annual Report on Form 10-K for its fiscal year ended December 31, 1993, filed pursuant to Section 13(a) of said Act;

               B. its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30,
     1994, each filed pursuant to Section 13(a) of said Act; and

               C.   the definitive Proxy Statement for its 1994
     Annual Meeting of Stockholders, filed pursuant to Section 14 of said Act.

Said reports and proxy statement comprise all reports and proxy statements required to be filed by the Company with the Commission since December 31, 1993 and are collectively called the "SEC REPORTS", which term shall also include on the Closing Date all further reports and proxy statements which the Company may theretofore have furnished to you pursuant to Section 6D.

          The Company has also delivered to you an Executive Summary dated July 1994 and a Confidential Memorandum dated October 1994, each prepared by J.P. Morgan Securities Inc. for use in connection with the transaction contemplated hereby. The SEC reports listed above, this Agreement, said Executive Summary, said Confidential Memorandum and the items listed on Schedule 2.2 (comprising each other document, slide presentation, certificate and written statement furnished to you by or on behalf of the Company in connection with the transactions contemplated hereby), as any of the same may have been supplemented or corrected in writing and furnished to you, and all statements made to you by officers and other representatives of the Company in connection herewith at meetings with you on July 12 and October 24, 1994 (if you are The Equitable Life Assurance Society of the United States) and July 13, August 3 and October 24, 1994 (if you are The Travelers Insurance Company or The Travelers Indemnity Company), are collectively called the "DISCLOSURE INFORMATION". None of the Disclosure Information contains any untrue statement of a material fact and the Disclosure Information taken together, does not omit to state a material fact necessary, in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The Company knows of no facts (other than matters of a general economic nature) not disclosed in the Disclosure Information which individually or in the aggregate, so far as the Company can now foresee, could have a Material Adverse Effect.

          2.3 INCORPORATION, GOOD STANDING AND OWNERSHIP OF SUBSIDIARIES. Schedule 2.3 is a complete and correct list of Subsidiaries of the Company, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class of securities of such Subsidiary owned by the Company and each other Subsidiary of the Company. All of the outstanding shares of each of the Subsidiaries shown in
Schedule 2.3 as being owned by the Company and its Subsidiaries

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have been validly issued, are fully paid and nonassessable and, except as set forth in Schedule 2.3, are owned by the Company or another Subsidiary free and clear of any Lien. All of the Subsidiaries are consolidated Subsidiaries of the Company. No shares of the Company are owned by any of its Subsidiaries.

          Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or nature of the business transacted by it requires such qualification, except where the failure to be so qualified individually and in the aggregate would not have a Material Adverse Effect. Each Subsidiary has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to transact the business it transacts and, in the case of the Guarantor, to execute and deliver the Guaranty Agreement and to perform the provisions thereof.

          2.4 FINANCIAL STATEMENTS. The Company has delivered to you copies of

               A. the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1991, 1992 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for each of the fiscal years ending on said dates, all with reports thereon of Arthur Andersen & Co., independent public accountants; and

               B. the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1994 and the related consolidated statements of operations and cash flows of the Company and its Subsidiaries for the fiscal quarter and nine-month period then ended.

All such financial statements (including any related schedules and notes) are complete and correct and present fairly the consolidated financial condition of the Company and its Subsidiaries as of the respective dates of such consolidated balance sheets and the consolidated results of their operations for the periods ended on said dates and have been prepared in accordance with GAAP consistently applied by the Company and its Subsidiaries throughout the periods involved (subject to normal year-end audit adjustments). Since December 31, 1993, there has been no change in the assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, other than changes (which have not, either individually or in the aggregate, been materially adverse) reflected in the financial statements referred to in Subsection B above or in the ordinary course of business.

          2.5 COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution, delivery and performance by the Company of this

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Agreement and the Notes and the execution, delivery and performance by the Guarantor of the Guaranty Agreement will not: (A) conflict with the corporate charter, by-laws or other organizational documents of the Company or any Subsidiary; (B) result in any breach of, or constitute a default under, or result in the creation of, or obligation to create, any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, bank loan or credit agreement, or any other agreement or instrument to which the Company or any Subsidiary is a party or by which their respective properties may be bound or affected; or (C) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Body applicable to the Company or any Subsidiary or violate any provision of any law, statute, rule or regulation of any Governmental Body applicable to the Company or any Subsidiary.

          As used in this Agreement, the term "GOVERNMENTAL BODY" includes any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and the term "ORDER" includes any order, writ, injunction, decree, judgment, award, penalty, determination, direction or demand.

          2.6 NO DEFAULTS UNDER EXISTING DEBT. Schedule 2.6 is a complete and correct list of all outstanding Debt of the Company and each Subsidiary as of the dates therein stated, showing as to each item the obligor, the obligee, the aggregate principal amount outstanding and the final maturity date and a brief description of any security therefor. Neither the Company nor any Subsidiary is in default (whether or not waived) in the performance or observance of any of the terms, covenants or conditions contained in any instrument evidencing any Debt and no event has occurred and is continuing which, with the giving of notice or the lapse of time or both, would become such a default and there is no pending request for any waiver in respect of any contemplated or possible default.

          2.7 GOVERNMENTAL AUTHORIZATIONS, ETC. No consent, approval or authorization of, or declaration, registration or filing with, any Governmental Body is required for the validity of the execution and delivery or for the performance of this Agreement, the Notes or the Guaranty Agreement.

          2.8 LITIGATION; OBSERVANCE OF STATUTES, REGULATIONS AND ORDERS. There are no actions, suits or proceedings (including counterclaims) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits or proceedings which (A) individually do not in any manner draw into question the validity of this Agreement, the Guaranty Agreement or the Notes and (B) in the aggregate do not involve the reasonable possibility of adverse decisions which would have a Material Adverse Effect.

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
          Neither the Company nor any Subsidiary is in default under any Order of any court, arbitrator or Governmental Body or in violation of any statute, rule or regulation of any Governmental Body, except for possible defaults or violations which would not in the aggregate have a Material Adverse Effect.

          2.9 TAXES. The Company and its Subsidiaries have filed all tax returns in all jurisdictions in which such returns are required to have been filed by them and have paid all taxes, assessments, fees and governmental charges due and payable with respect to such returns to the extent the same have become due and payable and before they have become delinquent, other than those being contested in good faith by appropriate means and with respect to which the Company or a Subsidiary, as the case may be, has set aside on its books adequate reserves in conformity with GAAP. The federal income tax liabilities of the Company have been determined by the Internal Revenue Service and paid, or closed by lapse of time, for all tax years up to and including the tax year ended December 31, 1990.

          2.10 TITLE TO PROPERTIES; POSSESSION UNDER LEASES. The Company and its Subsidiaries have good and marketable title to their respective real properties and good title to their respective other properties reflected in the consolidated balance sheet as at December 31, 1993, described in Section 2.4A, or purported to have been acquired by the Company or a Subsidiary after said date (other than properties and assets disposed of in the ordinary course of business and real properties disposed of prior to September 30,
1994), subject to no Liens except as described in Schedule 2.6.

          The Company and each Subsidiary have complied with all material obligations under all leases to which the Company or such Subsidiary is a party, and all such leases are valid, subsisting and in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases under which it is tenant.

          2.11 LICENSES, PERMITS, ETC. The Company and its Subsid-iaries own or possess all licenses, permits, franchises, authori-zations, patents, copyrights, trademarks and trade names, or rights thereto, material to the conduct of their respective businesses, without known conflict with the rights of others, and there are no agreements providing for the expiration or termination of any of the same prior to the final maturity of the Notes, except that construction licenses and permits must be renewed periodically.

          2.12 COMPLIANCE WITH ERISA. Neither the Company nor any ERISA Affiliate has incurred with respect to an ERISA Plan (A) any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 412 of the Code or Sections 302 and 303(c) of ERISA which has not been fully satisfied, or (B) any liability to the PBGC established under ERISA (other than for the payment of current premiums); nor has the Company or any ERISA Affiliate had any tax or penalty assessed against it by the

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Internal Revenue Service or the Department of Labor for any alleged violation under Section 406 of ERISA or Section 4975 of the Code. The current value (as determined using the actuarial assumptions used for the most recent valuation of the applicable ERISA Plan submitted with such ERISA Plan's annual report) of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) of each ERISA Plan which is subject to Title IV of ERISA, other than a Multiemployer Plan, does not exceed the fair market value of the assets of such ERISA Plan as of the most recently ended plan year of each such ERISA Plan. Neither the Company nor any ERISA Affiliate has incurred an unsatisfied withdrawal liability obligation with respect to a Multiemployer Plan which is not reflected in the most recent audited financial statements referred to in Section 2.4A, and neither the Company nor any ERISA Affiliate would incur such a liability if it were to make a partial or complete withdrawal from any Multiemployer Plan, except as would not have a Material Adverse Effect. The transactions contemplated by this Agreement to occur on the Closing Date will not involve a prohibited transaction (as such term is defined in Section 4975(c)(1)(A),(B),(C) or (D) of the Code or Section 406(a) of ERISA) that could subject the Company or any holder of a Note to any tax or penalty on prohibited transactions imposed under said
Section 4975 of the Code or by Section 502(i) of ERISA.
Immediately following the purchase and sale of the Notes on the Closing Date by or on behalf of the Retirement Plan, the Notes will constitute "qualifying employer securities", as defined in Section 407(d)(5) of ERISA, with respect to the Retirement Plan. The representations by the Company in the preceding two sentences are made in part in reliance upon your representation in Section 3.2 and the representations of the other purchasers in Section 3.2 of the other agreements referred to in Section 2.19.

          2.13 PRIVATE OFFERING. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securi-ties for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the other purchasers listed in
Schedule I and not more than 40 other institutional investors. Neither the Company nor anyone acting on its behalf has taken, or will take, any action which would subject the issuance or sale of the Notes to Section 5 of the Securities Act of 1933, as amended.

          2.14 USE OF PROCEEDS; MARGIN REGULATIONS. The Company will use the proceeds of the issuance of the Notes to repay existing Indebtedness under the Revolving Credit Agreement. No part of the proceeds from the sale of the Notes hereunder will be used, and no part of the proceeds of such existing Indebtedness was used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207, as amended), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said

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Board (12 CFR 220).  The assets of the Company and its Subsidiaries do not include any such margin stock and the Company does not presently intend that margin stock will at any time constitute more than 25% of such assets. As used in this Section, the terms
"MARGIN STOCK" and "PURPOSE OF BUYING OR CARRYING" shall have the meanings assigned to them in the aforementioned Regulation G.

          2.15 FOREIGN ASSETS CONTROL REGULATIONS. None of the transactions contemplated by this Agreement (including the use of proceeds of the sale of the Notes) will result in a violation of any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith.

          2.16 INVESTMENT COMPANY ACT AND HOLDING COMPANY STATUS. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          2.17 ENVIRONMENTAL MATTERS.   A.  The operations of the
Company and its Subsidiaries comply in all respects with all Environmental Laws and all other applicable Requirements of Law concerning environmental health and safety, except where the failure so to comply individually or in the aggregate would not have a Material Adverse Effect.

          In addition to the foregoing, except as set forth on
Schedule 2.17, and except for matters relating to construction sites not owned by the Company, a Subsidiary or a Joint Venture Arrangement (which matters in the aggregate would not have a Material Adverse Effect):

               neither the Company nor any Subsidiary, nor any property or operations currently owned or leased by the Company or any Subsidiary, is subject to, and no property or operations formerly owned or leased by the Company or any Subsidiary during such period of ownership or lease were subject to, any outstanding Order from or agreement with any court, arbitrator or Governmental Body of competent juris diction or subject to any judicial or docketed administrative proceeding respecting (x) any Environmental Law or any other environmental or health or safety Requirement of Law, (y) any action required to clean up, remove, treat or in any other way address Contaminants in the indoor environment or (z) any claim under any Environmental Law arising from the release or threatened release of a Contaminant into the environment;

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               all necessary authorizations, consents, permissions,
     licenses and agreements under Environmental Laws (collectively "ENVIRONMENTAL CONSENTS") required to be obtained by the Company and its Subsidiaries have been lawfully obtained to enable each of such entities to carry on its business effectively in the places and in the manner in which such business is now carried on, and all Environmental Consents are valid and subsisting and are in full force and effect;

               the Company and its Subsidiaries have complied at all times with all material conditions attaching to Environmental Consents (whether such conditions are expressly imposed or implied by statute) and the Company is not aware of any circumstances which would render it impossible for the Company or any Subsidiary to comply with such conditions in the future;

               neither the Company nor any Subsidiary has received any notice, Order, correspondence or communication in any other form from any Governmental Body in respect of any Environmental Consent revoking, suspending, modifying or varying the same, or threatening to do so, and the Company does not know of any reason for any Environmental Consent to be revoked, suspended, modified or varied;

               neither the Company nor any Subsidiary has received any communication in any form from any Governmental Body in respect of any violation of any Environmental Law; and the Company is not aware of any circumstances which would be reasonably expected to give rise to such a communication being received, or of any intention on the part of any competent authority to deliver any such communication;

               there are no conditions or circumstances associated with any property of the Company or any Subsidiary currently owned or operated by the Company or any Subsidiary or any of their predecessors or with the current or, to the best of the Company's knowledge, former operations of the Company or any Subsidiary, and there were no such conditions or circumstances associated with any property of the Company or any Subsidiary formerly owned or operated by the Company or any Subsidiary or with their former operations which were applicable during such period of ownership or operation, in all cases including off-site disposal practices, of the Company or any Subsidiary which would reasonably be expected to give rise to liability to any Person in respect of any Environmental Law;

               no site owned or occupied by the Company or any Subsidiary has been used for the deposit of waste during the ownership or occupation of the Company or any Subsidiary except for such usage in accordance with Environmental Law or pursuant to all requisite material consents thereunder;

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               all Contaminants produced in the course of the
     businesses of the Company and its Subsidiaries have been lawfully disposed of; and

               the Company and its Subsidiaries have at all times supplied to the competent authorities such information as is required by Environmental Laws, and all such information given was correct in all material respects at the time such information was supplied.

          2.18 SOLVENCY. The Company is, and after giving effect to the issuance of the Notes on the Closing Date will be, a "solvent institution", as said term is used in Section 1405(c) of the New York Insurance Law, whose "obligations . . . are not in default as to principal or interest", as said terms are used in said Section 1405(c).

          2.19 OTHER AGREEMENTS. Concurrently with the execution and delivery of this Agreement, the Company is entering into Note Purchase Agreements identical with this Agreement (except as to the aggregate principal amount of Notes to be purchased) with the other purchasers named in Schedule I. The sales to you and said other purchasers are to be separate and several sales.

     SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE
PURCHASER.  You represent and warrant to the Company as follows:

          3.1 PURCHASE OF NOTES. You are acquiring the Notes being purchased by you on the Closing Date without a view to the distribution thereof, provided that the disposition of your property shall at all times be within your control.

          3.2 SOURCE OF FUNDS. With respect to each source of funds to be used by you to purchase the Notes being purchased by you on the Closing Date (respectively, the "SOURCE"), at least one of the following statements is accurate as of the Closing Date:

               the Source is an "insurance company general account", as such term is defined in the proposed Prohibited Transaction Class Exemption published on August 22, 1994 at 59 Federal Register 43,134 et seq., and there is no "plan" with respect to which the aggregate amount of such general account's reserves for the contracts held by or on behalf of such "plan" and all other "plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of such proposed Exemption) or by the same employee organization (in each case determined under Section 807(d) of the Code) exceeds or will exceed 10% of the total of all liabilities of such general account (within the meaning of such proposed Exemption) as of the Closing Date;

               the Source is the Retirement Plan;

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               the Source is either an insurance company pooled
     separate account or a bank collective investment fund, in which case (1) the purchase of Notes is exempt in accordance with Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990) or PTE 91-38 (issued July 12, 1991) with respect to each "plan" whose assets in such separate account or investment fund do not exceed and are not expected to exceed 10% of the total assets of such account or fund as of the Closing Date and (2) on or prior to the Closing Date you shall have identified to the Company in writing pursuant to this Subsection C each "plan" whose assets in such separate account or investment fund exceed or are expected to exceed 10% of the total assets of such account or fund as of the Closing Date;

               the Source is one or more "plans", or a separate account or trust fund comprising one or more "plans", each of which has been identified in writing pursuant to this Subsection D; or

               the Source is not a "plan".

          As used in this Section, "plan" or "plans" shall have the meaning set forth in Section 3(3) of ERISA and, for purposes of the foregoing provisions of this Section 3.2, each reference to a "plan" or "plans" shall be deemed to include any entity whose assets are deemed for purposes of ERISA or Section 4975 of the Code, or such other similar laws relating to plans as may be applicable, to be assets of a plan.

     SECTION 4. CONDITIONS OF CLOSING. Your obligation to purchase and pay for the Notes to be purchased by you hereunder is subject to the satisfaction on or before the Closing Date of the following conditions:

          4.1 PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contem-plated hereby and all documents and papers incident thereto shall be satisfactory in form and substance to you, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents and papers as you may reasonably request related thereto.

          4.2 REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in Section 2 shall (except as expressly affected by the transactions contemplated hereby) be true on and as of the Closing Date as if made on and as of the Closing Date; the Company shall have performed all agreements to be performed by it under this Agreement on or before the Closing Date; there shall exist on the Closing Date no Default or Event of Default; the Company shall not have consolidated with, merged with or into, or sold, leased or otherwise disposed of its properties as an entirety or substantially as an entirety to any Person, whether or not permitted by Section 8.10; and the Company shall have

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delivered to you a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, dated the Closing Date, to each such effect.

          4.3  OPINIONS OF COUNSEL.  You shall have received from
(A) Willkie Farr & Gallagher, who are acting as your special counsel in connection with the transactions contemplated hereby,
(B) Rogers & Wells, counsel to the Company in connection with such transactions, and (C) Joseph V. Vumbacco, Esq., Executive Vice President and General Counsel of the Company, opinions substantially in the respective forms of Exhibits C and D-1 and D-2 attached hereto, each dated the Closing Date and addressed to you. Each such opinion shall also cover such other legal matters as you may reasonably request.

          4.4 GUARANTY AGREEMENT; INTERCREDITOR AGREEMENT. The Guaranty Agreement shall have been duly executed and delivered in the form hereinabove recited and shall be in full force and effect and you shall have received an executed counterpart thereof; and you and the other purchasers referred to in Section 2.19 shall have entered into an Intercreditor Agreement with the banks party to the Revolving Credit Agreement, substantially in the form of Exhibit E hereto, with respect to treatment of certain claims against the Guarantor on a parity (without regard to any differences between the benefits derived by the Guarantor from the Guaranty Agreement and from such other Debt).

          4.5 PRIVATE PLACEMENT NUMBER. The Notes shall have been assigned a Private Placement Number by Standard & Poor's
Corporation.

          4.6 LEGALITY. On the Closing Date, the Notes to be purchased by you hereunder shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort, unless you so choose, to any so-called basket or leeway provision of said laws, such as Section 1405(a)(8) of the Insurance Law of the State of New York), and you shall have received such certificates or other evidence as you may reasonably request demonstrating the legality of such purchase under such laws.

          If you are The Bank of New York, as trustee of the Retirement Plan, the fiduciary that is authorized to make the decision to purchase Notes on your behalf shall have determined that such purchase would not violate any provision of ERISA or the Code, including without limitation Sections 404, 406 and 407 of ERISA and Sections 4975 of the Code.

          4.7 PAYMENT OF FEES. The Company shall have paid the fees and disbursements of your special counsel as contemplated by the second paragraph of Section 17.1.

          4.8 OTHER PURCHASERS. The other purchasers referred to in Section 2.19 shall have purchased and made payment for the Notes

respectively to be purchased by them pursuant to the other agreements referred to in said Section; and in connection therewith, if you are The Bank of New York, as trustee of the Retirement Plan, you shall have purchased at least $9,000,000 aggregate principal amount of Notes (taking into account limitations on your purchase under the provisions of ERISA and the Code described in the second paragraph of Section 4.6).

     SECTION 5. PREPAYMENTS OF NOTES; PURCHASE OF NOTES. In addition to the payment of the entire unpaid principal amount of the Notes at the final maturity thereof, the Company will make required, and may make optional, prepayments in respect of the Notes as hereinafter set forth.

          5.1 PREPAYMENTS. On December 21, 1997 and on each December 21 thereafter to and including December 21, 2000, the Company will prepay $8,000,000 aggregate principal amount of the Notes (or, if less, the unpaid balance thereof), each such prepayment to be made at the principal amount to be prepaid, together with accrued interest thereon to the date of such prepayment, without premium and allocated as provided in Section
5.4. No prepayment of less than all of the outstanding Notes pursuant to Section 5.2 shall relieve the Company of its obligations to make prepayments of Notes required by this Section 5.1.

          5.2  PREPAYMENT.  Upon notice given as provided in
Section 5.3, the Company may at any time prepay the Notes as a whole, or from time to time in part (in a minimum amount of $5,000,000 and otherwise in integral multiples of $100,000), in each case at the principal amount to be prepaid, together with interest accrued thereon to the date fixed for such prepayment, plus the applicable Make-Whole Premium (if any) for each such Note.

          5.3 NOTICE OF OPTIONAL PREPAYMENT; MAKE-WHOLE COMPUTA-TION. The Company shall call Notes for prepayment pursuant to
Section 5.2 by giving written notice thereof to each holder of the Notes, which notice shall be given not less than 30 nor more than 60 days prior to the date fixed for such prepayment and shall specify the principal amount so to be prepaid and the date fixed for such prepayment and shall also set forth the Company's estimate (which may be a range based upon then current market information) of the Make-Whole Premium (if any) with respect to such prepayment for the Notes being prepaid (and include calculations in reasonable detail used in determining such Make-Whole Premium together with the source of market data used in respect of such calculations). Notice of prepayment having been so given, the aggregate principal amount of the Notes as specified in such notice, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Premium, if any, with respect to each such Note, shall become due and payable on the specified prepayment date.

          Three Business Days prior to the date fixed for prepayment of Notes pursuant to Section 5.2, the Company will

furnish to each holder of a Note being so prepaid a certificate signed by an Executive Officer of the Company setting forth in reasonable detail the computation and the methodology and assumptions made in connection therewith and attaching a copy of the source of the market data by which the Treasury Yield was determined in connection with such computation. If for any reason the Required Holders, by notice to the Company, object to such calculation of the Make-Whole Premium, the Make-Whole Premium calculated by such Holders and specified in such notice shall be final and binding upon the Company and the holders of the Notes absent manifest error. If the Required Holders shall give the notice specified in the preceding sentence, the Company will forthwith provide a copy of such notice to all other holders of outstanding Notes.

          5.4 PARTIAL PREPAYMENTS PRO RATA. Upon any prepayment of less than all of the outstanding Notes pursuant to Section 5.1 or 5.2, the principal amount so prepaid shall be allocated to all Notes at the time outstanding ratably in proportion to the respective unpaid principal amounts thereof.

          5.5 PURCHASE OF NOTES. The Company will not, and will not permit any of its Subsidiaries or Affiliates to, acquire directly or indirectly by purchase or otherwise any of the outstanding Notes except by way of payment or prepayment in accordance with the provisions of the Notes and of this Agreement.

     SECTION 6.     FINANCIAL STATEMENTS AND INFORMATION.  The
Company will furnish to you, so long as you shall be obligated to purchase or shall hold any of the Notes and to each other institu-tional investor holder of a Note, in duplicate:

          A. promptly upon their becoming available and in any event within 90 days after the end of each fiscal year of the Company, copies of:

               (i)  a consolidated balance sheet of the
          Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and stockholders' equity of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures as of the end of and for the previous fiscal year and all accompanied by a report of independent public accountants of recognized national standing selected by the Company, which report shall state that such financial statements have been prepared in accordance with GAAP; and

               (ii) a written statement of the accountants referred to in clause A. above to the effect that in making the examination necessary for their report on such financial statements they obtained no knowledge of any Default or Event of Default or, if such accountants shall

          have obtained any such knowledge, specifying the same and the nature and status thereof;

          B. promptly upon their becoming available and in any event within 45 days after the end of each quarterly accounting period (other than the fourth quarterly period) in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of such quarterly period and the related unaudited consolidated statements of operations, cash flows and stockholders' equity of the Company and its Subsidiaries for such quarterly period and the portion of such fiscal year then ended, all in reasonable detail and stating in comparative form the consolidated figures for the corresponding date and period in the previous fiscal year, and all certified by the Chief Financial Officer of the Company to present fairly in all material respects the information contained therein, in each case in accordance with GAAP, subject to normal year-end audit adjustments;

          C. concurrently with each delivery of financial statements required to be furnished pursuant to Subsections A and B above, a certificate of the Chief Financial Officer of the Company;

               (1) setting forth computations in reasonable detail showing as at the end of such quarterly accounting period or fiscal year whether there was compliance with the covenants contained in Sections 8.5, 8.6, 8.7 and 8.8;

               (2)  containing schedules of depreciation,
          amortization and interest expenses for such quarterly accounting period or fiscal year (a) for each major segment of the business of the Company and its Subsidiaries and (b) for the Company and its Subsidiaries on a consolidated basis;

               (3) containing schedules of all outstanding Debt (including separate listings for current Debt and funded Debt and recourse and non-recourse Debt) as at the end of such quarterly accounting period or fiscal year, for the Company and each Subsidiary and for the Company and its Subsidiaries on a consolidated basis;

               (4) stating the surety bonding capacity of the Company and its Subsidiaries and Joint Venture Arrangements as at the end of such quarterly accounting period or fiscal year and the highest usage thereof during such quarterly accounting period or fiscal year and whether during such quarterly accounting period or fiscal year there was any material adverse change in such surety bonding capacity and describing in reasonable detail any material cutback by any surety, any refusal to bond, any notice from any surety as to a refusal to bond

          in the future or any requirement by any surety that the Company, a Subsidiary or a Joint Venture Arrangement post collateral in connection with any bond;

               (5) containing a schedule of all real estate then owned by the Company and its Subsidiaries and the book value of each such property as at the end of such quarterly accounting period or fiscal year;

               (6) containing a schedule in reasonable detail of all construction work-in-progress of the Company and its Subsidiaries and Joint Venture Arrangements as of the end of such quarterly accounting period or fiscal year; and

               (7) stating that, based upon such examination or investigation and review of this Agreement as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no Default or Event of Default has occurred during such period, or, if any Default or Event of Default shall have occurred, specifying all of the same and the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

          D.   promptly upon their becoming available;

                    copies of all other financial statements sent or made available by the Company or a Subsidiary to its equity or other security holders (other than the Company or another Subsidiary), all regular and periodic reports and proxy statements, and all registration statements and prospectuses, if any, filed by the Company or any Subsidiary with any securities exchange or with the Commission;

                    copies of all press releases and other
          statements made available generally by the Company or any Subsidiary to the public relating to financial matters or to other material developments in the business of the Company or any Subsidiary; and

                    until Rickenbacker Holdings has entered into a long-term lease relating to the Air Hub property located in Columbus, Ohio, reports at least monthly describing in reasonable detail the status of negotiations with respect to such lease;

          E. annually within 20 days after the Board of Directors approves the same, a copy of the Company's financial forecast for the then current fiscal year, in form and detail comparable to the pro forma financial information included in the Disclosure Information listed on Schedule 2.2, accompanied

     by forecasts for and as at the end of such fiscal year of the information required to be provided pursuant to clauses (1),
     (2) and (3) of Subsection C above and a statement of the chief financial officer of the Company describing the material assumptions upon which each such forecast is based and to the effect that, to the best of his knowledge and belief, such forecast and such assumptions are reasonable under the circumstances;

          F. promptly after receipt thereof, copies of each management letter submitted to the Company or any Subsidiary by independent public accountants in connection with any annual, interim or special audit made by them of the books of the Company or such Subsidiary;

          G. promptly and in any event within five Business Days after an officer of the Company becomes aware of the occurrence of any Default or Event of Default, or with respect to a default in respect of Indebtedness of the Company or any Subsidiary outstanding in an aggregate unpaid principal amount of at least $5,000,000, or any other event that, individually or together with any other circumstance, could reasonably be expected to have a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence thereof and what action the Company or such Subsidiary has taken and proposes to take with respect thereto; and

          H. such other financial statements, computations and other information relating to the affairs of the Company and its Subsidiaries as you or such other holder may from time to time reasonably request.

          The Company will keep at its principal executive office a true copy of this Agreement (as at the time in effect), and cause the same to be available for inspection at said office during normal business hours by any holder of a Note or any prospective transferee of a Note designated by a holder thereof. The Company also agrees to provide, at any time that it is not subject to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, to any such prospective transferee information satisfying the requirements of subsection (d)(4)(i) of Rule 144A of the Commission or any similar rule then in effect.

     SECTION 7. INSPECTION OF PROPERTIES AND BOOKS; CONFIDENTIALITY. A. The Company will permit you and each institutional investor holder of a Note (and your or such holder's agents or representatives) to visit and inspect any of the properties of the Company or any Subsidiary and examine such of their corporate books and financial records, and make copies thereof or extracts therefrom, and discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss such affairs, finances and accounts whether or not a representative of

the Company is present), in each case upon reasonable notice and at such reasonable times during normal business hours and as often as you or such holder may reasonably request. All expenses incurred by you or any such other holder in connection with your and such holder's exercise of rights pursuant to this subsection shall be borne by you or by such holder, except that the Company agrees to pay all out-of-pocket expenses incurred by you and such other holder in connection with such exercise of rights at any time when a Default or an Event of Default has occurred and is continuing.

          B. You agree that you will use your commercially reasonable efforts not to disclose without the prior consent of the Company (other than to your and your Affiliates' directors, employees, trustees, agents, representatives, investment advisers, auditors or counsel who are subject to confidentiality obligations in the course of their duties) any information with respect to the Company or any Subsidiary which is furnished pursuant to or obtained under this Agreement and which is designated by the Company to you in writing as confidential, provided that you may disclose any such information (1) as has become generally available to the public (other than through disclosure by you or your Affiliate in contravention of this Agreement), (2) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (3) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation in which you are involved, (4) to the extent you believe it necessary in order to comply with any law, Order, regulation or ruling applicable to you,
(5) to a prospective transferee in connection with any contemplated transfer of any of the Note by you (provided that such prospective transferee agrees to be bound by the provisions of this Subsection), or (6) to the extent you reasonably believe such disclosure is necessary to correct any public information attributed to you or the Company or any Subsidiary about the relationship of you to the Company or any Subsidiary under this Agreement. Without limiting your right to disclose information as provided in clause (3) or (4) of the preceding sentence without giving notice to the Company, the Company requests that you inform the Company in connection with any such summons or subpoena or action (other than routine filings) to comply.

     SECTION 8. COVENANTS. The Company covenants and agrees that so long as any of the Notes shall be outstanding:

          8.1  PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, ETC.
The Company will duly and punctually pay the principal of, interest and premium, if any, on, the Notes in accordance with the terms of the Notes and this Agreement.



          8.2  TO KEEP BOOKS, RESERVES; CORPORATE EXISTENCE;
PAYMENT OF TAXES; MAINTENANCE OF PROPERTIES; COMPLIANCE WITH LAWS; INSURANCE; ETC. The Company will, and will cause each Subsidiary to:

          A. keep proper books of record and account, and keep appropriate reserves, all in accordance with GAAP;

          B. subject to Section 8.10, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights (charter and statutory) and franchises, provided that the Company shall not be required to preserve any of its rights or franchises, and no Subsidiary shall be required to preserve its corporate existence or any right or franchise of such Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Company and its Subsidiaries taken as a whole and that the loss thereof would not have a Material Adverse Effect;

          C. pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed, or upon any part thereof, when due and so long as the same can be paid without interest or penalty, as well as all lawful claims for labor, materials and supplies which, if unpaid, could by law become a Lien upon its property, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if (1) the amount, applicability or validity thereof shall be contested on a timely basis in good faith by appropriate proceedings (so long as the enforcement of any Lien arising out of such nonpayment shall be stayed during any proceedings) and if appropriate reserves, to the extent required by GAAP, shall have been made therefor, and (2) the nonpayment of all such taxes, assessments, charges, levies or claims in the aggregate would not have a Material Adverse Effect;

          D. maintain and keep, or cause to be maintained and kept, its material properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly and advantageously conducted at all times, provided that nothing in this Subsection shall prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any such properties if such discontinuance is, in the opinion of the senior management of the Company, in the best interest of the Company and the Company and its Subsidiaries taken as a whole and would not have a Material Adverse Effect;


          E. obtain, comply in all material respects with, preserve and keep in full force and effect all licenses, permits, authorizations and approvals of all Governmental Bodies individually or in the aggregate material to the conduct of its business and its ownership of properties and comply with all applicable statutes, regulations and Orders of, and all applicable material restrictions imposed by, any Governmental Body, in respect of the conduct of its business and the ownership of its properties (including without limitation applicable Environmental Laws and statutes, regulations and Orders relating to equal employment opportu nities and employee benefits), except to the extent any failure so to comply would not either individually or in the aggregate have a Material Adverse Effect; and

          F. insure and keep insured with financially sound and reputable insurers so much of its respective properties, and such insurance shall be against such hazards and risks and in such amounts (and with such deductibles), and maintain surety bonding capacity with financially sound and reputable sureties in respect of its construction activities, in each case as is reasonable and prudent in the circumstances and as is in accordance with good business practice for companies in the same or similar businesses, of the same or similar size and in the same or similar localities, provided that such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses if and to the extent that (1) adequate reserves in accordance with GAAP are maintained with respect thereto, and
     (2) such self-insurance is consistent with good business practices of corporations of established reputation engaged in the same or similar businesses and owning or operating similar properties.

          8.3 LINES OF BUSINESS. The Company and itsSubsidiaries will remain principally engaged in general building construction and construction management in the United States, and other businesses directly related thereto.

          8.4 COMPLIANCE WITH ERISA. The Company will not, and will not permit any ERISA Affiliate to (A) take any of the following actions:

               (1) engage in any transaction involving an ERISA Plan in connection with which the Company or such Subsidiary could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

               (2) terminate or withdraw from any ERISA Plan, including a Multiemployer Plan, in a manner, or take any other action with respect to any such ERISA Plan (including without limitation a substantial cessation of operations within the meaning of Section 4062(e) of


          ERISA), which could result in any liability of the Company or a Subsidiary to a Multiemployer Plan, to the PBGC or to a trustee appointed under Section 4042(b) of ERISA;

               (3) incur any liability to the PBGC on account of a termination of an ERISA Plan under Section 4064 of ERISA; or

               (4) adopt any amendment to any ERISA Plan which would require the Company or any of its Subsidiaries to provide security to such ERISA Plan under Section 307 of ERISA or Section 401(a)(29) of the Code;

if such actions individually or in the aggregate would have a Material Adverse Effect;

               (B)  permit to exist any accumulated funding
          deficiency, within the meaning of Section 412 of the Code or Sections 302 and 303(c) of ERISA with respect to any ERISA Plan (other than a Multiemployer Plan); or

               (C) take any action or allow any circumstance to occur which would cause the Notes to cease to be "qualifying employer securities", as defined in Section 407(d)(5) of ERISA, with respect to (and while Notes are held by) the Retirement Plan or any successor plan thereto.

          8.5 DEBT, ETC. A. The Company will not, and will not permit any Subsidiary to, create, assume, incur, guarantee or otherwise become or be liable with respect to any Debt except:

                 (i)     the Notes and the Guaranty Agreement;

                (ii) subject to Subsection B below in the case of Debt of a Subsidiary, Debt described in Schedule 2.6, which may not be extended, renewed or refunded unless permitted by another provision of this Section;

               (iii) Debt of a Subsidiary owing to the Company or a Wholly-owned Subsidiary;

                (iv) subject to Subsection B below in the case of Debt of a Subsidiary, other Debt, provided that after giving effect to the incurrence of such Debt (including without limitation each borrowing under the Revolving Credit Agreement), Consolidated Debt will not exceed the applicable percentage of Consolidated Total Capitalization specified below:


                       	                 Percentage of Consolidated
Date of Incurrence                          Total Capitalization
---------------------	               		 --------------------------
Closing Date to December 31, 1995                   75%

thereafter to December 31, 1996                     70%

thereafter  to December 31, 1997                  67.5%

thereafter to December 31, 1998                     65%

thereafter                                          60%

                (iv)     The Company will not permit the sum
          (without duplication) of (1) the aggregate unpaid principal amount of Debt of the Company and its Subsidiaries secured by Liens permitted by Section 8.6I plus (2) the aggregate unpaid principal amount of unsecured Debt of all Subsidiaries (other than Debt permitted by Subsection A(3) above and Debt of the Guarantor in respect of Guarantees pursuant to the Guaranty Agreement and, subject to the Intercreditor Agreement, the Revolving Credit Agreement), plus (3) the aggregate liquidation preference of all outstanding shares of non-redeemable Preferred Stock of all Subsidiaries at any time to exceed 15% of Consolidated Net Worth.

          8.6 LIENS. The Company will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon or with respect to any property or assets, whether now owned or hereafter acquired, provided that nothing in this Section
8.6 shall prohibit:

          A. Liens in respect of property of the Company or a Subsidiary existing on the Closing Date and described in
     Schedule 2.6;

          B. Liens in respect of property acquired by the Company or a Subsidiary after the Closing Date, existing on such property at the time of acquisition thereof (and not incurred in anticipation thereof), whether or not the Debt secured thereby is assumed by the Company or a Subsidiary, and Liens which are created within 90 days after acquisition or completion of construction of such property, to secure Debt assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, or in the case of any Person that hereafter becomes a Subsidiary or is consolidated with or merged with or into the Company or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Company or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not incurred in anticipation thereof), provided that in any such case;


               (i) no such Lien shall extend to or cover any other property of the Company or such Subsidiary, as the case may be; and

               (ii) the aggregate principal amount of Debt secured by all such Liens in respect of any such property shall not exceed the lesser of the cost and the fair market value of such property at the time of such acquisition or, in the case of Liens in respect of property existing at the time of such Person becoming a Subsidiary or being so consolidated or merged or effecting such sale, lease or other disposition, the aggregate fair market value of all such property at such time;

          C. any Lien relating to any extension, renewal or replacement of any Debt secured by a Lien permitted by Subsection A or B above, provided that the principal amount of Debt secured thereby is not increased and such Lien does not extend to or cover any other property;

          D. Liens securing obligations owed by a Subsidiary to the Company or to a Wholly-owned Subsidiary;

          E. Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performances and return of money bonds and similar obligations, but not any Lien in favor of a surety arising in connection with an actual default under a construction contract;

          F. Liens incidental to the normal conduct of the business of the Company or any Subsidiary or the ownership of its property (including, without limitation, leases or subleases granted to other Persons, mechanics' Liens, minor survey exceptions, title defects, minor encumbrances, ease ments, reservations, rights of others for rights-of-way, zoning or other restrictions as to the use of real property), which are not created in connection with the incurrence of Debt and which do not in the aggregate materially interfere with the use or value of such property in the operation of the business of the Company and its Subsidiaries taken as a whole;

          G. Liens of or resulting from any judgment rendered by a court of competent jurisdiction (other than judgments and awards which if not discharged would result in a Default under
     Section 10.11), the appeal of which the Company or a Subsidiary is prosecuting in good faith, and for which the Company shall have made reserves or other appropriate provi-sion, if any, in respect thereof in accordance with GAAP;

          H. Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable or to the

     extent that nonpayment thereof shall be permitted by the proviso to Section 8.2C; and

          I. Liens which would otherwise not be permitted by Subsection A, B, C or D above, subject to the limitations of
     Section 8.5B.

          8.7 MAINTENANCE OF FINANCIAL CONDITIONS. The Company will not at any time permit:

          A.   Consolidated Net Worth to be less than the sum of
     (1) $50,000,000 plus (2) 50% of Consolidated Net Income for each fiscal year (commencing with the fiscal year ending December 31, 1994) in which Consolidated Net Income is positive;

          B. Consolidated Adjusted Current Assets to be less than 100% of Consolidated Adjusted Current Liabilities; or

          C. Net Income Available for Fixed Charges for any period of four consecutive quarterly accounting periods (commencing with the four quarterly accounting periods ending December 31, 1994) to be less than the applicable percentage of Fixed Charges during the respective periods specified below:

                                        Percentage of
          Period                        Fixed Charges
	  ------			-------------

Closing Date to December 31, 1994            120%

thereafter to September 30, 1995             125%

thereafter to December 31, 1995              135%

thereafter to September 30, 1996             140%

thereafter to September 30, 1997             145%

thereafter                                   150%

          8.8 ASSET SALES. The Company will not, and will not permit any Subsidiary to, directly or indirectly, make any sale, lease (as lessor), transfer or other disposition of any property or assets (an "Asset Sale") other than:

          A.   Asset Sales in the ordinary course of business;

          B. Asset Sales by any Subsidiary to the Company or to a Wholly-owned Subsidiary or a Person becoming a Wholly-owned Subsidiary as a result of one or several such Asset Sales;

          C. Asset Sales of real estate owned by the Company or a Subsidiary on the Closing Date; and


          D.   other Asset Sales, provided in each case that;

                 (i) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

                (ii) the aggregate net book value of property or assets disposed of in such proposed Asset Sale and all other Asset Sales not permitted by Subsection A, B or C above (x) during any period of twelve consecutive calendar months (commencing with the 12-month period ending December, 1995) does not exceed 15% of Consoli dated Assets (as of the last day of the fiscal year or quarterly accounting period, as the case may be, ending on or most recently prior to the date of such proposed Asset Sale) and (y) during the period from the Closing Date to and including the effective date of such proposed Asset Sale does not exceed 25% of Consolidated Assets (as of the last day of the fiscal year or quarterly accounting period, as the case may be, ending on or most recently prior to the date of such proposed Asset Sale).

          8.9 LIMITATION ON INVESTMENTS, ETC. A. The Company will not, and will not permit any Subsidiary to, directly or indirectly make any Investment other than:

          A. Investments existing on the Closing Date and described in Schedule 8.9, provided that no proceeds or other amounts realized in respect of the sale or operation of the properties described in Schedule 8.9 may be re-invested in such properties or in other real estate Investments (other than to the extent necessary to maintain existing properties or prepare them for sale);

          B. Investments in open market commercial paper, maturing within 270 days after the date of acquisition thereof, having a rating in the highest rating category obtainable from Standard & Poor's or Moody's Investors Service, Inc.;

          C. Investments in direct obligations of the United States of America or of any agency or instrumentality thereof (to the extent the obligations of such agency are backed by the full faith and credit of the United States of America), maturing within one year after the date of acquisition thereof;

          D. Investments in domestic and Eurodollar time deposits or certificates of deposit maturing within one year from the date of acquisition thereof or money market deposit accounts issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, each of which banks shall, as of any date of determination, (1) have combined capital and surplus in excess

     of $100,000,000 and (2) have been assigned a rating on its long-term certificates of deposit of either "A-2" or higher by Moody's Investors Service, Inc. or "A" or higher by Standard
     & Poor's;

          E. Investments in repurchase agreements with respect to securities meeting the requirements of clause (3) above, entered into with a commercial bank meeting the requirements of clause (4) above, provided that such repurchase agreements are secured by a perfected transfer of and security interest in securities meeting the requirements of clause (3) above;

          F. Investments in a Subsidiary or Joint Venture Arrangement engaged in the construction business and other businesses directly related thereto, provided that the aggregate amount of such Investments in all Joint Venture Arrangements shall not at any time exceed $10,000,000 (ex-cluding any undistributed earnings of any such Joint Venture Arrangement); and

          G. other Investments (including without limitation in notes and other securities evidencing the obligations of purchasers of real estate or customers to pay the balance of the purchase price or construction contract price, as the case may be), provided that the aggregate amount of such Investments shall not at any time exceed $20,000,000

In computing the amount of any Investment in any Person, unrealized increases or decreases in value or write-ups, write-downs or write-offs of Investments in such Person shall be disregarded (except to the extent included in the determination of net income of the Company or a Subsidiary).

          H. The Company will not, and will not permit any Subsidiary to, enter into any Guarantee unless the maximum dollar amount of the Debt or other obligation being guaranteed is readily ascertainable by the terms of such obligation or the agreement or instrument evidencing such Guarantee specifically limits the dollar amount of the maximum exposure of the Company or such Subsidiary as guarantor thereunder.

          8.10 CONSOLIDATION, MERGER OR DISPOSITION OF ASSETS AS AN ENTIRETY. The Company will not, and will not permit any Subsidiary to, directly or indirectly, merge, consolidate or amalgamate with any other Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Person, except:

          A. Asset Sales involving shares of Subsidiaries, to the extent permitted by Section 8.8;

          B. subject to the last paragraph of this Section, any Subsidiary may merge into or consolidate or amalgamate with or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to the Company or a Wholly-

     owned Subsidiary or a Person which thereupon becomes a Wholly-owned Subsidiary, provided that;

               (1) if the Guarantor is a party to such transaction and is not the continuing or surviving corporation, the continuing, surviving or acquiring Person shall be a solvent corporation organized in the United States of America and having a majority of its assets situated in the United States of America and shall expressly assume in writing (in a form reasonably satisfactory to the Required Holders) all of the obligations of the Guarantor under the Guaranty Agreement; and

               (2) the Company shall have delivered to each holder of a Note an opinion of legal counsel (in form and substance reasonably satisfactory to the Required Holders) stating that such transaction complies with this Subsection and all conditions precedent provided herein with respect to such transaction have been satisfied;

          C. subject to the last paragraph of this Section, the Company may merge into, or consolidate or amalgamate with, or sell or otherwise (except by lease) dispose of all or substantially all of its assets to, any Person, provided that;

               (1)  the Company shall be the continuing or
          surviving corporation or the continuing, surviving or acquiring Person shall be a solvent corporation and shall expressly assume in writing (in a form reasonably satisfactory to the Required Holders) the due and punctual payment of the principal, premium (if any) and interest on the Notes and all of the other obligations of the Company under this Agreement;

               (2) in case the continuing, surviving or acquiring Person shall be organized outside the United States of America or shall have a majority of its assets situated outside the United States of America, this Agreement shall be amended to provide (in form and substance satisfactory to the Required Holders) so that all payments whatsoever under this Agreement and the Notes will be made free and clear of, and without liability or withholding or deduction for or on account of, any tax, duty, levy, impose, fee, charge or withholding imposed or levied by or on behalf of any jurisdiction other than the United States of America or a political subdivision or taxing authority thereof or therein; and

               (3) the Company shall have delivered to each holder of a Note an opinion of legal counsel (in form and substance reasonably satisfactory to the Required Holders) stating that such transaction complies with this
          Section 8.10 and all conditions precedent provided herein with respect to such transaction have been satisfied.


          Immediately before and after any such merger, consolidation, amalgamation, sale or other disposition and giving effect to any concurrent transactions, (a) no Default or Event of Default shall have occurred and be continuing, and (b) the Company (or the continuing, surviving or acquiring corporation if not the Company) would be entitled to incur at least $1 of additional Debt under Section 8.5A(4).

          8.11 AGREEMENTS RESTRICTING DIVIDENDS. The Company will not permit any Subsidiary to become or remain a party to any agreement or arrangement (other than the Revolving Note dated December 29, 1993 of The Lathrop Company, Inc., to Fifth Third Bancorp in the maximum principal amount of $2,000,000) that restricts or has the effect of restricting to any material extent the ability of such Subsidiary to pay dividends or make other distributions with respect to its capital stock or other equity interests.

          8.12 TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, engage in any transaction or arrangement with an Affiliate (other than the Company or a Wholly-owned Subsidiary) except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would have been obtained in arms' length dealing with a Person other than an Affiliate.

     SECTION 9.     DEFINITIONS.

          9.1 DEFINITIONS. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement and shall include the singular as well as the plural:

          "AFFILIATE" of any specified Person shall mean any other Person (A) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, (B) which beneficially owns or holds 5% or more of the Voting Stock of such Person, or (C) 5% or more of the Voting Stock of which is beneficially owned or held by such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, in no event shall you or any of your Affiliates or any other holder of any Notes be deemed to be an Affiliate of the Company solely by reason of the ownership of the Notes or your status as the Retirement Plan.

          "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or any committee of directors lawfully exercising the relevant powers of said Board or Directors, as the case may be.


          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed in New York, New York.

          "CAPITAL LEASE" shall mean any lease of property which in accordance with GAAP is required to be capitalized on the lessee's balance sheet.

          "CAPITALIZED LEASE OBLIGATIONS" shall mean, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

          "CLOSING DATE" shall have the meaning specified in
Section 1.2.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMMISSION" shall mean the Securities and Exchange
Commission and any successor agency of the United States federal government having similar powers.

          "CONSOLIDATED ADJUSTED CURRENT ASSETS" shall mean all assets of the Company and its Subsidiaries which may properly be classified as current assets, determined on a consolidated basis in accordance with GAAP, provided that in determining such current assets (A) notes and accounts receivable shall be included only if good and collectible and arising in connection with the sale of goods or the performance of services in the ordinary course of business and shall be taken at their face value less reserves determined to be sufficient in accordance with GAAP, (B) life insurance policies (other than the cash surrender value of unencumbered policies) shall be excluded, and (C) real estate that is held for sale may be included.

          "CONSOLIDATED ADJUSTED CURRENT LIABILITIES" shall mean, as of any date of determination, all liabilities of the Company and its Subsidiaries which may properly be classified as current liabilities in accordance with GAAP, determined on a consolidated basis in accordance with GAAP, provided that in determining such current liabilities (A) Guarantees in respect of current liabilities of any other Person other than the Company or a Subsidiary shall be included, (B) obligations of the Company or any Subsidiary of which the Company reasonably expects the obligor to be relieved (by discharge, assumption by a third party or otherwise) upon the sale of real estate that is then held for sale shall be included, and (C) Debt under the Revolving Credit Agreement shall be excluded except in connection with a determination within 12 months of the expiration or final maturity of the Revolving Credit Agreement.


          "CONSOLIDATED ASSETS" means total assets of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED DEBT" shall mean all Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED NET INCOME" for any period shall mean the net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding:

               the proceeds of any life insurance policy;

               any gains arising from (1) the sale or other disposition of any assets (other than current assets and real estate held for sale) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets and assets held as investments), (2) any write-up of assets, or (3) the acquisition of outstanding securities of the Company or any Subsidiary;

               any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary or a Joint Venture Arrangement);

               any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary acquired prior to its becoming a Subsidiary;

               any earnings of a successor to or transferee of the assets of the Company prior to its becoming such succes-sor or transferee;

               any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and

               any extraordinary gains not covered by Subsection B above.

          "CONSOLIDATED NET WORTH" shall mean all amounts that would in accordance with GAAP be included under stockholders' equity on a consolidated balance sheet of the Company and its Subsidiaries, excluding (A) any such amounts attributable to Preferred Stock of any Subsidiary not owned by the Company or a Wholly-owned Subsidiary or redeemable Preferred Stock of the Company, (B) any non-cash reserves resulting from accruals and other accounting changes required in connection with the implementation of Statement of Financial Accounting Standards Board


No. 106 ("Employers' Accounting for Postretirement Benefits Other
Than Pensions"), and (C) any Investments not permitted by clauses
(2) to (7), inclusive, of Section 8.9A.

          "CONSOLIDATED TOTAL CAPITALIZATION" shall mean the sum of Consolidated Net Worth and Consolidated Debt.

          "CONTAMINANT" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special or toxic waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, including any such substance regulated under any Environmental Law.

          "DEBT" of a Person shall mean (without duplication):

          A. all Indebtedness of such Person for borrowed money or for the deferred purchase price of property acquired by such Person;

          B. all obligations of such Person evidenced by any debenture, bond, note or similar instrument and all obligations of such Person to reimburse any bank or other Person in respect of letters of credit and bankers' acceptances;

          C. all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to any property acquired by such Person (other than in each case accounts payable and accrued liabilities that arose in the ordinary course of business and are not overdue);

          D.   all Capitalized Lease Obligations of such Person;

          E. reimbursement obligations of such Person under letters of credit issued to secure Indebtedness of the types described in Subsection A, B or C above;

          F. the aggregate redemption value of all outstanding shares of redeemable Preferred Stock issued by such Person;
     and

          G. all Indebtedness of others Guaranteed by, or secured by a Lien on any asset of, such Person, whether or not such Indebtedness is assumed by such Person.

          "DISCLOSURE INFORMATION" shall have the meaning specified in Section 2.2.

          "DEFAULT" shall mean an event which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.


          "ENVIRONMENTAL CLAIM" shall mean any written notice by any court, arbitrator or Governmental Body or other Person alleging potential liability of the Company or any Subsidiary for damage to the environment or potential liability for personal injury (including sickness, disease or death), resulting from or based upon (A) the presence or release (including sudden or nonsudden, accidental or nonaccidental, leaks or spills) of any Contaminant at, in or from property, whether or not owned by the Company or any Subsidiary, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "ENVIRONMENTAL LAWS" shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, Orders, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall mean each trade or business
(whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of Section
414 of the Code.

          "ERISA PLAN" shall mean an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) which is (or within six years prior to the Closing Date was) maintained, sponsored or contributed to by the Company or an ERISA Affiliate.

          "EVENT OF DEFAULT" shall have the meaning specified in
Section 10.1.

          "ESOP LOAN AGREEMENT" shall mean the Amended and Restated Secured Loan Agreement dated as of July 7, 1989 between the Company and Wells Fargo Bank, N.A.

          "EXECUTIVE OFFICER" shall mean, in the case of the Company or any Subsidiary, the Chairman, President, Chief Executive Officer, any Executive Vice President, the Chief Financial
Officer, any person reporting directly to the Chief Financial
Officer whose duties include matters relating to financing, and the Treasurer.

          "FIXED CHARGES" shall mean for any period the sum (without duplication) for the Company and its Subsidiaries on a consolidated basis of (A) all Interest Expense, (B) all dividends required to be paid in respect of Preferred Stock of the Company and its Subsidiaries (other than Preferred Stock of Subsidiaries owned by the Company directly or indirectly through one or more Wholly-owned Subsidiaries), net of any tax deduction realized by

the Company from dividends payable on its Series B ESOP Convertible Preference Stock, and (C) all minimum rental and other obligations required to be paid by the lessee under all operating leases
(excluding any amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges).

          "GAAP" shall mean generally accepted accounting principles from time to time in the United States.

          "GOVERNMENTAL BODY" shall have the meaning specified in
Section 2.5.

          "GUARANTEE" by any Person shall mean any obligation, contingent or non-contingent, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or non-contingent, of such Person (A) to purchase, pay or support (or advance or supply funds for the purchase or payment or support of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (B) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be equal to the outstanding amount of the Indebtedness or other obligation directly or indirectly guaranteed. The term "GUARANTEE" used as a verb has a correlative meaning.

          "INDEBTEDNESS" of any Person shall mean all obligations which in accordance with GAAP are classified as liabilities upon a balance sheet of such Person.

          "INTEREST EXPENSE" shall mean all amounts which, in accordance with GAAP, would be deducted in computing Consolidated Net Income on account of interest on Indebtedness, including imputed interest in respect of Capitalized Lease Obligations and amortization of debt discount and expense.

          "INVESTMENT" shall mean with respect to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan or advance (other than loans or advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and not more than $3,000,000 aggregate unpaid principal amount of loans to employees for purchases of shares of the Company from the Company) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from such other Person which are not current assets or did not arise from sales to such other


Person in the ordinary course of business, and any direct or indirect purchase or other acquisition by such Person of any property or assets other than property or assets used in the ordinary course of business.

          "JOINT VENTURE ARRANGEMENT" shall mean an arrangement entered into by the Company or a Subsidiary in the ordinary course of business with one or more other entities pursuant to which the Company or such Subsidiary acts as general contractor or co-general contractor, general partner or co-general partner, construction manager or co-construction manager, co-equity investor, or in a similar capacity to any of the foregoing, with respect to a specific construction project or group of construction projects; provided that such arrangement does not involve an Investment in real property by the Company, such Subsidiary or any other such entity.

          "LIEN" shall mean as to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or interest or title of any vendor, lessor, lender or other secured party to or of such Person under a conditional sale or other title retention agreement or capital lease in the nature of the foregoing with respect to, any property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor (other than in connection with an operating lease or a sale of intangibles), or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

          "MAKE-WHOLE PREMIUM" shall mean, in connection with any prepayment of a Note, the amount (but not less than zero) equal to the excess, if any, of:

          A. the sum of the Present Values (as hereinafter defined) of (1) the principal amount of such Note being prepaid (assuming the required prepayments pursuant to Section
     5.1 and the principal balance of such Note payable upon maturity are paid when due), and (2) the amount of interest which would have accrued after the date of such prepayment and been payable on each interest payment date on the amount of such principal being prepaid (assuming the required prepayments pursuant to Section 5.1 and the principal balance of such Note payable upon maturity and interest payments are paid when due), OVER; and

          B.   the principal amount of such Note being prepaid.

For purposes of this definition, "PRESENT VALUE" of a sum due to be paid in the future shall be determined in accordance with generally accepted financial practice by discounting that sum on a semiannual basis from the date it is due to be paid to the date of such prepayment at a discount rate per annum equal to the sum of the applicable Treasury Yield plus 0.50%; the "TREASURY YIELD" for such purpose shall be determined as of 10:00 A.M. New York City time on

the fourth Business Day prior to the date of such prepayment by reference to the yields of those actively traded "On The Run" United States Treasury securities having a maturity equal to the then-remaining weighted average life to maturity of such Note as reported by the Bloomberg Financial Markets Commodities News screen USD or the equivalent screen provided by Bloomberg Financial Markets Commodities News (or, if such data for any reason ceases to be available through such service, any publicly available on-line source of similar market data), provided that if such weighted average life to maturity is not equal to the maturity of an actively traded "On The Run" United States Treasury security, such yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields as so reported of actively traded "ON THE RUN" Treasury securities having a maturity closest to such weighted average life to maturity; and "ON THE RUN" United States Treasury securities refers to those United States Treasury securities which are most recently auctioned.

          "MATERIAL ADVERSE EFFECT" shall mean (A) a material adverse effect on the business, properties, assets, condition (financial or other), results of operations or prospects of the Company and its Subsidiaries taken as a whole, (B) a material impairment of the ability of the Company to perform its obligations under this Agreement and the Notes, (C) a material impairment of the ability of the Guarantor to perform its obligations under the Guaranty Agreement, or (D) a material impairment of the legality, validity or enforceability of this Agreement, the Notes or the Guaranty Agreement.

          "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan"
(as such term is defined in Section 3(37) of ERISA and Section
414(f) of the Code) to which contributions are or have been made by the Company or any ERISA Affiliate.

          "NET INCOME AVAILABLE FOR FIXED CHARGES" means for any period the sum of Consolidated Net Income plus all amounts that were deducted from gross income in the computation of such Consolidated Net Income on account of (A) income taxes, (B) depreciation and amortization, and (C) Fixed Charges plus (D) any reduction in the carrying value (or MINUS any increase in such carrying value, to the extent such increase is included in gross income) of the Company's Rickenbacker Facility located in Columbus, Ohio.

          "NOTE REGISTER" shall have the meaning specified in
Section 10.1.

          "NOTES" shall have the meaning specified in Section 1.1.

          "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Company by an Executive Officer.

          "ORDER" shall have the meaning specified in Section 2.5.


          "PBGC" shall mean the Pension Benefit Guaranty
Corporation established under ERISA or any successor thereto.

          "PERSON" or "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, a joint-stock company, an unincorporated organization and a government or any department or agency thereof.

          "PREFERRED STOCK" shall mean, with respect to any Person, shares of such Person which are entitled to preference or priority over other shares of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation or both.

          "PTE" shall have the meaning specified in Section 3.2C.

          "REPORTABLE EVENT" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to an ERISA Plan.

          "REQUIRED HOLDERS" shall mean the holder or holders of at least 66 2/3% of the aggregate unpaid principal amount of the Notes at the time outstanding.

          "REQUIREMENT OF LAW" shall mean, as to any Person, each law, rule or regulation, including Environmental Laws and ERISA, or unstayed Order, decree or other determination of an arbitrator or a court or other Governmental Body applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RETIREMENT PLAN" shall mean the Employees' Cash Balance Retirement Plan of The Turner Corporation (including its related trust).

          "REVOLVING CREDIT AGREEMENT" shall mean the Credit
Agreement dated as of December 30, 1992 among the Company, Turner
Construction Company, the banks from time to time party thereto and Morgan Guaranty Trust Company of New York, as supplemented and amended from time to time.

          "SEC REPORTS" shall have the meaning specified in Section
2.2.

          "SUBSIDIARY" of any Person shall mean any corporation or other entity a majority of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by such Person and/or one or more of its Subsidiaries. Except as otherwise expressly indicated herein, references to Subsidiaries shall mean Subsidiaries of the Company.


          "VOTING STOCK" shall mean, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

          "WHOLLY-OWNED SUBSIDIARY" shall mean any Subsidiary all of the equity ownership of which (other than directors' qualifying shares required by law) is at the time owned by the Company and/or one or more other Wholly-owned Subsidiaries.

          9.2 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements with respect thereto shall be prepared in accordance with GAAP consistently applied. Except as otherwise expressly provided, any consolidated financial statement or financial computation shall be done in accordance with GAAP; and, if at the time that any such statement or computation is required to be made the Company shall not have any Subsidiary, such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Company only.

     SECTION 10.    EVENTS OF DEFAULT; REMEDIES.

          10.1 EVENTS OF DEFAULT; ACCELERATION OF MATURITY AND RESCISSION. If any of the following Events of Default shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          A. default shall be made in the due and punctual payment of any principal of or premium, if any, on any Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, by notice of prepayment or otherwise;

          B. default shall be made in the due and punctual payment of any interest on any Note when and as the same shall become due and payable and such default shall have continued for a period of five days;

          C. default shall be made in the due performance or observance of any term, covenant or agreement contained in
     Section 6H or 8.5 to 8.8, inclusive, 8.10 or 8.12;

          D. default shall be made in the due performance or observance of any term, covenant or agreement contained in


     Section 8.9 or 8.11 and such default shall have continued for a period of fifteen days after an officer of the Company first becomes aware thereof;

          E. default shall be made in the due performance or observance of any other term, covenant or agreement contained in this Agreement or the Guaranty Agreement and such default shall have continued for a period of 30 days after an officer of the Company first becomes aware thereof;

          F. the Company or any Subsidiary shall (1) default beyond any applicable grace period in any payment of principal of or premium or interest on any Debt (other than the Notes), or (2) default in the due performance or observance of any provision contained in any agreement relating to any Debt (other than the Notes) the effect of which is to cause, or permit the holder or holders of such Debt (or a trustee on behalf of such holder or holders) to declare, such Debt to become or be due and payable prior to its stated maturity or to require the repayment or repurchase of such Debt prior to its stated maturity, provided that the aggregate unpaid principal amount of Debt affected by all defaults described in this Subsection shall exceed $5,000,000;

          G. any representation or warranty made by the Company or any Subsidiary in this Agreement or the Guaranty Agreement or in any certificate or other writing furnished pursuant hereto or thereto shall prove to have been false, incorrect or misleading in any material respect on the date as of which made;

          H. the Company or any Subsidiary shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) admit in writing its inability to pay its debts as such debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under any law relating to bankruptcy, insolvency or reorganization, (5) file a petition seeking to take advantage of any other law providing for the relief of debtors, (6) fail to controvert in a timely or appropriate manner (but within 30 days in any event), or acquiesce in writing to, any petition filed against it in an involuntary case under any law relating to bankruptcy, insolvency or reorganization, (7) take any action under the laws of its jurisdiction of incorporation analogous to any of the foregoing, or (8) take any corporate action for the purpose of effecting any of the foregoing;

          I. a proceeding or case shall be commenced against the Company or any Subsidiary, without the application or consent of the Company or such Subsidiary in any court of competent jurisdiction seeking (1) its liquidation, reorganization, dissolution or winding up, or composition or readjustment of

     its debts, (2) the appointment of a trustee, receiver, custodian, liquidator, encumbrancer or the like of it or of all or any substantial part of its assets or (3) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under any law relating to bankruptcy, insolvency or reorganization against the Company or any Subsidiary;

          J. final judgment for the payment of money in excess of $5,000,000 shall be rendered by a court of competent jurisdiction against the Company or any Subsidiary and such judgment shall not be discharged or execution thereof stayed pending appeal within 30 days from the date of entry thereof or within such longer period as is specified in such judgment, or in the event of such a stay, such judgment shall not be discharged within 30 days after such stay expires; or

          K. any provision of the Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever (other than the release or waiver thereof by the holders of the Notes) or the Guarantor shall contest or deny the validity or enforceability of any of its obligations under the Guaranty Agreement;

then (i) upon the occurrence of any Event of Default described in Subsection H or I, the unpaid principal amount of all Notes, together with the interest accrued thereon and an amount equal to the Additional Amount (as hereinafter defined) in respect of each such Note, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, or
(ii) upon the occurrence and during the continuance of any other Event of Default, the Required Holders may, by written notice to the Company, declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and an amount equal to the Additional Amount in respect of each such Note, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, provided that during the existence of an Event of Default described in Subsection A or B above with respect to any Note, the holder of such Note may, by written notice to the Company declare such Note to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and an amount equal to the Additional Amount, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company. If any holder of any Note shall exercise the option specified in the proviso to the preceding sentence, the Company will forthwith give written notice thereof to the holders of all other outstanding Notes and each such holder may (whether or not such notice is given or received), by written

notice to the Company, declare the unpaid principal amount of all Notes held by it to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and an amount equal to the Additional Amount, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

          For purposes of this Section, the term "ADDITIONAL AMOUNT" shall mean, with respect to any Note, an amount equal to Make-Whole Premium that would be payable with respect to such Note if the Company had elected to prepay such Note in full pursuant to
Section 5.2 on the date of acceleration.

          The provisions of this Section are subject, however, to the condition that if, at any time after any Note shall have become declared due and payable, the Company shall pay all arrears of interest on the Notes and all payments on account of the principal of and premium (if any) on the Notes which shall have become due otherwise than by acceleration (with interest on such principal, premium (if any) and, to the extent permitted by law, on overdue payments of interest, at the rate specified in the Notes with respect to overdue payments) and an additional amount sufficient to reimburse the holders of the Notes for the reasonable costs and expenses incurred in connection with any such declaration, and all Events of Default (other than nonpayment of principal of, premium, if any, and accrued interest on Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 15, then, and in every such case, the Required Holders, by written notice to the Company, may rescind and annul any such acceleration of Notes and its consequences; but no such action shall affect any subsequent Default or Event of Default or impair any right consequent thereon.

          10.2 SUITS FOR ENFORCEMENT. If any Event of Defaultshall have occurred and be continuing, the holder of any of the Notes may proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement or in the Notes, or the holder of any Note may proceed to enforce the payment of all sums due upon such Note or to enforce any other legal or equitable right of the holder of such Note.

          Without limiting the generality of Section 17.1, the Company covenants that, if default shall be made in the making of any payment due under any Note or in the performance or observance of any agreement contained in this Agreement or the Notes, the Company will pay to each holder of a Note such further amounts, to the extent lawful, as shall be sufficient to pay all costs and expenses of collection or of otherwise enforcing such holder's rights under this Agreement, the Guaranty Agreement or the other Notes, including counsel fees.


          10.3 REMEDIES CUMULATIVE. No remedy herein conferred upon you or the holder of any Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

          10.4 REMEDIES NOT WAIVED. No course of dealing between the Company and you or the holder of any Note (other than a waiver obtained in compliance with Section 13) and no delay or failure in exercising any rights hereunder or under this Agreement in respect of such Note shall operate as a waiver of any of your rights or the rights of any holder of such Note.

     SECTION 11. REGISTRATION, TRANSFER AND EXCHANGE OF NOTES. The Company will keep at the Company's principal office, or at such other office or agency in the United States as the Company may from time to time designate in writing to the holders of the Notes, a register (the "NOTE REGISTER") in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), it will provide for the registration and transfer of Notes.

          Whenever a Note shall be surrendered at the principal office or at such other office or agency of the Company for transfer or exchange, within five Business Days thereafter the Company will execute and deliver in exchange therefor a new Note or Notes, as may be requested by such holder, in the same aggregate unpaid principal amount as the unpaid principal amount of the Note so surrendered. Each such new Note shall be payable to such Person as such holder may request. Each Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax relating to such transaction shall be paid by the holder requesting the exchange and the Company may refuse to deliver any such new Note until it shall have received evidence (provided the Company makes timely request for such evidence) reasonably satisfactory to it as to the payment of such transfer tax or the absence of any requirement to pay the same. In the case of you or any other institutional investor holder of a Note, a written statement to such effect by an authorized person (or an opinion to such effect of your or such holder's in-house counsel) shall be deemed satisfactory evidence to the Company.

          The Company and any agent of the Company may deem and treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of the principal of and premium, if any, and interest on such Note and for all other

purposes whatsoever, whether or not such Note be overdue and the Company shall not be affected by notice to the contrary.

          You agree that the Company shall not be required to register the transfer of any Note to any Person (other than your nominee) or to any separate account maintained by you unless the Company receives from the transferee a representation to the Company (and appropriate information as to any separate accounts or other matters) to the same or similar effect with respect to the transferee as is contained in Section 3.2 or other assurances reasonably satisfactory to the Company that such transfer does not involve a prohibited transaction (as such term is used in Section 2.12) and that such transfer does not cause the Notes to fail to constitute qualifying employer securities (as such term is used in said section). You shall not be liable for any damages in connection with any such representations or assurances provided to the Company by any transferee.

     SECTION 12. LOST, ETC., NOTES. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon surrender and cancellation of such Note, if mutilated, within five Business Days thereafter the Company will deliver in lieu of such Note a new
Note in a like unpaid principal amount, dated as of the date to which interest has been paid thereon or dated the date of the lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon. In the case of you or any other institutional investor holder of a Note, your or such holder's unsecured agreement of indemnity shall be deemed satisfactory to the Company.

     SECTION 13. AMENDMENT AND WAIVER. A. Any provision of this Agreement or the Notes may, with the consent of the Company, be amended or waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Required Holders, provided that:

               no such amendment or waiver shall;

               change the rate or time of payment of interest on any of the Notes, change the amount or time of payment or prepayment of any of the Notes or affect the premium payable on any prepayment or purchase of a Note, or modify Section 14, without the consent of the holder of each Note so affected;

               modify any of the provisions of this Agreement with respect to the payment or prepayment or purchase of Notes, or change the percentage of the principal amount of the Notes the holders of which are required with respect to any such amendment or to effectuate any such waiver, or to accelerate any Note or Notes, without the

          consent of the holders of all of the Notes then outstanding, or;

               be effective prior to the Closing Date without your consent; and

               no such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.

          Any amendment or waiver pursuant to Subsection A above shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any such Note and upon the Company, in each case whether or not a notation thereof shall have been placed on any Note.

          The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of a Note affected thereby (irrespective of the principal amount of Notes then held by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this section shall be delivered by the Company to each holder of Notes forthwith following the date on which the same shall have become effective. Neither the Company nor any of its Affiliates will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any such amendment or waiver unless such remuneration is concurrently paid ratably to the holders of all of the Notes then outstanding.

          For purposes of determining whether the holders of outstanding Notes of the requisite percentage of outstanding shares or unpaid principal amount at any time have taken any action authorized by this section or otherwise by this Agreement, any Notes owned by the Company, any Subsidiary or any Affiliate (other than the Retirement Plan) of the Company shall not be deemed outstanding.

     SECTION 14. HOME OFFICE PAYMENT. Notwithstanding anything to the contrary in this Agreement or the Notes, so long as you or any nominee designated by you shall be the holder of any Note, the Company shall pay all amounts which become due and payable on such Note by wire or electronic funds transfer of immediately available funds to you at your address set forth in Schedule I by 11:00 A.M., New York City time, on the date any such amounts become due, or at such other place in the United States and in such other manner as you may designate by notice to the Company, without presentation or surrender of such Note. You agree that prior to the sale, transfer

or other disposition of any Note, you will make notation thereon of the portion of the principal amount prepaid and the date to which interest has been paid thereon, or surrender the same in exchange for a Note or Notes aggregating the same principal amount as the unpaid principal amount of the Note so surrendered. The Company agrees that the provisions of this section shall inure to the benefit of any other institutional investor holder of a Note (or nominee thereof) who shall have agreed to comply with the requirements of this Section and furnished the Company with payment information in connection herewith.

     SECTION 15. LIABILITIES OF THE PURCHASER. Neither this Agreement nor any disposition of any of the Notes shall be deemed to create any liability or obligation of you or any other holder of any of the Notes to enforce any provision hereof for the benefit or on behalf of any other Person who may be the holder of any of the Notes.

     SECTION 16. CERTAIN TAXES. The Company agrees to pay all stamp, documentary or similar taxes which may be payable in respect of the execution and delivery of this Agreement or of the execution and delivery (but not the transfer) of any of the Notes or of any amendment of, or waiver or consent under or with respect to, this Agreement or any of the Notes and will save you and all subsequent holders harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax. The obligations of the Company under this Section shall survive the payment of the Notes.

     SECTION 17.    MISCELLANEOUS.

          17.1 EXPENSES. The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay all reasonable expenses incident to such transactions (including all document production costs and other expenses, the fees and disbursements of Willkie Farr & Gallagher, your special counsel, for their services with relation to such transactions, the expenses of obtaining a private placement number for the Notes and all out-of- pocket expenses in connection with the shipping to and from your office or the office of your nominee of the Notes and upon any exchange or substitution pursuant to the provisions of this Agreement), and to reimburse you for any reasonable out-of-pocket expenses in connection therewith. The Company also agrees to pay all reasonable expenses incurred by you (including reasonable counsel and financial adviser fees) in connection with the enforcement and collection of the Notes or the enforcement of this Agreement or the Guaranty Agreement, responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any holder's having acquired any Note (other than in connection with any investigation relating to your activities and only indirectly involving the Company or the issuance of the Notes), including without limitation costs and expenses incurred in any bankruptcy case, and in connection with

any amendment or requested amendment of, or waiver or consent or requested waiver or consent under or with respect to, this Agreement or any of the Notes or the Guaranty Agreement, whether or not the same shall become effective. The obligations of the Company under this section and Section 10.2 shall survive the payment of the Notes.

          In furtherance of the foregoing, on the Closing Date the Company will pay or cause to be paid the fees and disbursements (including estimated unposted disbursements as of the Closing Date) of your special counsel which are reflected in the statement of such special counsel submitted to the Company on or prior to the Closing Date. The Company will also pay, promptly upon receipt of supplemental statements therefor, additional fees, if any, and disbursements of such special counsel in connection with the transactions hereby contemplated (including disbursements unposted as of the Closing Date to the extent such disbursements exceed estimated disbursements paid as aforesaid).

          17.2 RELIANCE ON AND SURVIVAL OF REPRESENTATIONS. All agreements, representations and warranties of the Company or any Subsidiary contained herein and in any certificates or other instruments delivered pursuant to this Agreement shall (A) be deemed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf, and (B) shall survive the execution and delivery of this Agreement and the delivery of the Notes to you, and shall continue in effect so long as any Security is outstanding and thereafter as provided in Sections 16, 17.1 and 17.6.

          17.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its permitted successors and assigns hereunder, you and your successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by all holders from time to time of the Notes, provided that the benefits of Sections 6, 7, 12 (as to satisfactory indemnity) and 14 shall be limited as provided therein.

          17.4 COMMUNICATIONS. Except as otherwise specifically provided herein, all notices and other communications provided for in this Agreement shall be in writing and shall be sent by confirmed facsimile transmission (hard copy to be sent by overnight mail on the date of such transmission) or delivered by hand or sent by a reputable overnight courier service prepaid (with confirmation of receipt):

               if to the Company, at 375 Hudson Street, New York,
     NY 10014, Attention: Chief Financial Officer, or at such other address as the Company may hereafter designate by notice to you and to each other holder of a Note at the time outstanding;

               if to you, at your address as set forth in Schedule I or at such other address as you may hereafter designate by notice to the Company; or

               if to any other holder of a Note, at the address of such holder as it appears on the Note Register.

          Any notice or other communication herein provided to be given to the holders of all outstanding Notes shall be deemed to have been duly given if sent as aforesaid to each of the registered holders of the Notes at the time outstanding at the address for such purpose of such holder as it appears on Schedule I or the Note Register, as the case may be.

          WAIVER OF JURY TRIAL.  THE COMPANY WAIVES TRIAL BY JURY
IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE
NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR
THEREWITH.

          17.5 INDEMNIFICATION. The Company agrees, to the fullest extent permitted by applicable law, to indemnify, exonerate and hold you and each of your officers, directors, employees and agents (collectively the "INDEMNITEES" and individually an "INDEMNITEE") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable counsel fees and disbursements (collectively the "INDEMNIFIED LIABILITIES") incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to, any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the sale of any of the Notes or the execution, delivery, performance or enforcement of this Agreement or any instrument contemplated hereby by any of the Indemnitees, except as to any Indemnitee for any such Indemnified Liabilities arising on account of such Indemnitee's gross negligence or willful misconduct; and if and to the extent the foregoing undertaking may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of the Company under this section shall survive payment of the Notes.

          17.6 GOVERNING LAW. This Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

          17.7 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

          17.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


          If you are in agreement with the foregoing, please sign the form of acceptance in the space below provided, whereupon this Agreement shall become a binding agreement between you and the Company.

               Very truly yours,

               THE TURNER CORPORATION

               By   DONALD G. SLEEMAN   DAVID J. SMITH
                    Vice President      Senior Vice President and
                    and Treasurer       Chief Financial Officer

The foregoing Agreement is
hereby accepted as of the
date first above written.

[The forms of signature by each of the purchasers, as they appear in the respective Note Purchase Agreements, are set forth below.]


THE TRAVELERS INSURANCE COMPANY

By   T.M. TORREY
     Second Vice President


THE TRAVELERS INDEMNITY COMPANY

By   T.M. TORREY
     Second Vice President


THE EQUITABLE LIFE ASSURANCE SOCIETY
  OF THE UNITED STATES

By   ROBERT M. FLOWERS
     Investment Officer


EQUITABLE VARIABLE LIFE INSURANCE
 COMPANY

By   ROBERT M. FLOWERS
     Investment Officer


THE BANK OF NEW YORK, AS TRUSTEE OF
  THE TRUST MAINTAINED UNDER THE
  EMPLOYEES' CASH BALANCE RETIREMENT
  PLAN OF THE TURNER CORPORATION

By   JOHN V. STENERSON
     Vice President

                              TABLE OF CONTENTS

                                                             Page

SECTION 1.  ISSUANCE OF NOTES. . . . . . . . . . . . . . . . .  1
  1.1       Authorization. . . . . . . . . . . . . . . . . . .  1
  1.2       Purchase and Sale of Notes; the Closing. . . . . .  1

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE
              COMPANY. . . . . . . . . . . . . . . . . . . . .  2
  2.1       Organization, Qualification, Authorization.. . . .  2
  2.2       Business, Properties and Other Information.. . . .  2
  2.3       Incorporation, Good Standing and Ownership of
              Subsidiaries.. . . . . . . . . . . . . . . . . .  3
  2.4       Financial Statements.. . . . . . . . . . . . . . .  4
  2.5       Compliance with Laws, Other Instruments, Etc.. . .  4
  2.6       No Defaults Under Existing Debt. . . . . . . . . .  5
  2.7       Governmental Authorizations, Etc.. . . . . . . . .  5
  2.8       Litigation; Observance of Statutes,
              Regulations and Orders.. . . . . . . . . . . . .  5
  2.9       Taxes. . . . . . . . . . . . . . . . . . . . . . .  6
  2.10      Title to Properties; Possession Under Leases.. . .  6
  2.11      Licenses, Permits, Etc.. . . . . . . . . . . . . .  6
  2.12      Compliance with ERISA. . . . . . . . . . . . . . .  6
  2.13      Private Offering.. . . . . . . . . . . . . . . . .  7
  2.14      Use of Proceeds; Margin Regulations. . . . . . . .  7
  2.15      Foreign Assets Control Regulations.. . . . . . . .  8
  2.16      Investment Company Act and Holding Company
              Status.. . . . . . . . . . . . . . . . . . . . .  8
  2.17      Environmental Matters. . . . . . . . . . . . . . .  8
  2.18      Solvency.. . . . . . . . . . . . . . . . . . . . . 10
  2.19      Other Agreements.. . . . . . . . . . . . . . . . . 10

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE
               PURCHASER.. . . . . . . . . . . . . . . . . . . 10
  3.1       Purchase of Notes. . . . . . . . . . . . . . . . . 10
  3.2       Source of Funds. . . . . . . . . . . . . . . . . . 10

SECTION 4.  CONDITIONS OF CLOSING. . . . . . . . . . . . . . . 11
  4.1       Proceedings. . . . . . . . . . . . . . . . . . . . 11
  4.2       Representations and Warranties; No Default.. . . . 11
  4.3       Opinions of Counsel. . . . . . . . . . . . . . . . 12
  4.4       Guaranty Agreement; Intercreditor Agreement. . . . 12
  4.5       Private Placement Number.. . . . . . . . . . . . . 12
  4.6       Legality.. . . . . . . . . . . . . . . . . . . . . 12
  4.7       Payment of Fees. . . . . . . . . . . . . . . . . . 12
  4.8       Other Purchasers.. . . . . . . . . . . . . . . . . 12

SECTION 5.  PREPAYMENTS OF NOTES; PURCHASE OF NOTES. . . . . . 13
  5.1       Prepayments. . . . . . . . . . . . . . . . . . . . 13
  5.2       Prepayment.. . . . . . . . . . . . . . . . . . . . 13

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  5.3       Notice of Optional Prepayment; Make-Whole
              Computation. . . . . . . . . . . . . . . . . . . 13
  5.4       Partial Prepayments Pro Rata.. . . . . . . . . . . 14
  5.5       Purchase of Notes. . . . . . . . . . . . . . . . . 14

SECTION 6.  FINANCIAL STATEMENTS AND INFORMATION.. . . . . . . 14

SECTION 7.  INSPECTION OF PROPERTIES AND BOOKS; CONFIDENTIALITY. 17

SECTION 8.  COVENANTS. . . . . . . . . . . . . . . . . . . . . 18
  8.1       Payment of Principal, Interest and Premium, Etc. . 18
  8.2       To Keep Books, Reserves; Corporate Existence;
              Payment of Taxes;  Maintenance of
              Properties; Compliance with Laws;
              Insurance; Etc.. . . . . . . . . . . . . . . . . 19
  8.3       Lines of Business. . . . . . . . . . . . . . . . . 20
  8.4       Compliance with ERISA. . . . . . . . . . . . . . . 20
  8.5       Debt, Etc. . . . . . . . . . . . . . . . . . . . . 21
  8.6       Liens. . . . . . . . . . . . . . . . . . . . . . . 22
  8.7       Maintenance of Financial Conditions. . . . . . . . 24
  8.8       Asset Sales. . . . . . . . . . . . . . . . . . . . 24
  8.9       Limitation on Investments, Etc.. . . . . . . . . . 25
  8.10      Consolidation, Merger or Disposition of
              Assets as an Entirety. . . . . . . . . . . . . . 26
  8.11      Agreements Restricting Dividends.. . . . . . . . . 28
  8.12      Transactions with Affiliates.. . . . . . . . . . . 28

SECTION 9.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . 28
  9.1       Definitions. . . . . . . . . . . . . . . . . . . . 28
  9.2       Accounting Terms.. . . . . . . . . . . . . . . . . 37

SECTION 10. EVENTS OF DEFAULT; REMEDIES. . . . . . . . . . . . 37
  10.1      Events of Default; Acceleration of Maturity
              and Rescission.. . . . . . . . . . . . . . . . . 37
  10.2      Suits for Enforcement. . . . . . . . . . . . . . . 40
  10.3      Remedies Cumulative. . . . . . . . . . . . . . . . 41
  10.4      Remedies Not Waived. . . . . . . . . . . . . . . . 41

SECTION 11. REGISTRATION, TRANSFER AND EXCHANGE OF NOTES.. . . 41

SECTION 12. LOST, ETC., NOTES. . . . . . . . . . . . . . . . . 42

SECTION 13. AMENDMENT AND WAIVER.. . . . . . . . . . . . . . . 42

SECTION 14. HOME OFFICE PAYMENT. . . . . . . . . . . . . . . . 43

SECTION 15. LIABILITIES OF THE PURCHASER.. . . . . . . . . . . 44

SECTION 16. CERTAIN TAXES. . . . . . . . . . . . . . . . . . . 44

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SECTION 17. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 44
  17.1      Expenses.. . . . . . . . . . . . . . . . . . . . . 44
  17.2      Reliance on and Survival of Representations. . . . 45
  17.3      Successors and Assigns.. . . . . . . . . . . . . . 45
  17.4      Communications.. . . . . . . . . . . . . . . . . . 45
  17.5      Indemnification. . . . . . . . . . . . . . . . . . 46
  17.6      Governing Law. . . . . . . . . . . . . . . . . . . 46
  17.7      Headings.. . . . . . . . . . . . . . . . . . . . . 46
  17.8      Counterparts.. . . . . . . . . . . . . . . . . . . 46


SCHEDULE I    --  Names and Addresses of Purchasers

EXHIBIT A     --  FORM OF NOTE
EXHIBIT B     --  FORM OF GUARANTY AGREEMENT
EXHIBIT C     --  FORM OF OPINION OF SPECIAL COUNSEL
                  TO THE PURCHASERS
EXHIBIT D-1   --  FORM OF OPINION OF COUNSEL TO THE COMPANY
EXHIBIT D-2   --  FORM OF OPINION OF SENIOR VICE PRESIDENT AND
                  GENERAL COUNSEL TO THE COMPANY
EXHIBIT E     --  FORM OF INTERCREDITOR AGREEMENT
SCHEDULE 2.2  --  DISCLOSURE INFORMATION
SCHEDULE 2.3  --  SUBSIDIARIES
SCHEDULE 2.6  --  EXISTING DEBT AND LIENS
SCHEDULE 2.17 --  ENVIRONMENTAL MATTERS
SCHEDULE 8.9  --  EXISTING INVESTMENTS

























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